Exhibit 10.14.1

First Amendment TO LEASE

This First Amendment to Lease (this “Amendment”) is executed as of December 22, 2021 (the "Effective Date"), between G&I IX Forbes Whitney LLC, a Delaware limited liability company (“Landlord”), and Aspen Aerogels, Inc., a Delaware corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

RECITALS:

Landlord and Tenant are currently parties to that certain Industrial Real Estate Lease dated June 29, 2016 (the “Original Lease” and, as amended from time to time, the “Lease”) for approximately 51,650 rentable square feet (the “Premises”) in the building located at 30 Forbes Road, Northborough, Massachusetts (the “Building”). The Lease Term is scheduled to expire on December 31, 2026. Landlord and Tenant desire to amend the Lease to, among other things, extend the Lease Term on the terms and conditions contained herein.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1.Extension of Lease Term. The Lease Term is hereby retroactively amended and extended for a period of one hundred twenty-four (124) months beginning on September 1, 2021 (the "Renewal Effective Date") such that it expires on December 31, 2031 (the "Expiration Date"), on the terms and conditions of the Lease, as modified hereby. The remainder of the Lease Term as set forth in the Original Lease shall be discarded.

2.Base Rent. Beginning on the Renewal Effective Date and continuing through the Expiration Date, Tenant shall pay Base Rent for the Premises as follows:

Time Period	Monthly Base Rent Rate Per Square Foot	Monthly Installments of Base Rent
09/01/21 – 08/31/22	$8.89	$38,264.04
09/01/22 – 08/31/23	$9.16	$39,411.96
09/01/23 – 08/31/24	$9.43	$40,594.32
09/01/24 – 08/31/25	$9.71	$41,812.15
09/01/25 – 08/31/26	$10.01	$43,066.52
09/01/26 – 08/31/27	$10.31	$44,358.51
09/01/27 – 08/31/28	$11.75	$50,573.96
09/01/28 – 08/31/29	$12.10	$52,091.18
09/01/29 – 08/31/30	$12.47	$53,653.91
09/01/30 – 08/31/31	$12.84	$55,263.53
09/01/31 – 12/31/31	$13.22	$56,921.44

3.Additional Rent. Tenant shall continue to pay all sums due and payable under the Lease, other than Base Rent, including without limitation Tenant’s Pro Rata Share of Total Operating Costs and Utility Costs, in accordance with the terms of the Lease, as amended hereby.

4.Acceptance of Premises. Tenant accepts the Premises in their "AS-IS" condition and Landlord shall have no obligation to improve, repair, restore or refurbish the Premises except as otherwise specifically provided in the Lease and this Amendment. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty, except as otherwise expressly provided in the Lease or this Amendment, with respect to the Premises or any other portion of the Property including, without limitation, any representation or warranty with respect to the suitability or fitness of the Premises or any other portion of the Property for the conduct of Tenant's business.

5.Tenant Improvements. Tenant shall perform tenant improvements in the Premises for which Landlord shall provide allowances to offset certain costs, all subject to and in accordance with Exhibit A  hereto (the “Work Letter”). Additionally, and separate and apart from the work contemplated in the Work Letter, Tenant hereby acknowledges and agrees that, prior to the Effective Date, Landlord has, at Landlord’s sole cost and expense, replaced the rear egress steps currently serving the Premises with new steps using Building-standard materials (the “Landlord Work”). Tenant’s execution and delivery of this Amendment shall conclusively establish that Tenant has inspected the  Landlord Work and accepted it in its current as-is condition and in full satisfaction of Landlord’s obligation to perform said Landlord Work.

6.Tenant’s Insurance.

a.The reference to “$300,000” in Section 7.01 of the Original Lease, regarding Tenant’s “damage to rented premises” insurance coverage, is hereby deleted and replaced with “$1,000,000”.

b.All of Tenant’s insurance policies, except workers’ compensation and employer’s liability, shall include Landlord, Landlord’s property manager and Landlord’s mortgagee as additional insureds or loss payees as their interests may appear.

7.Options. All prior and unexercised options to renew or extend the Lease Term, rights of first refusal, rights of first offer, expansion rights or other similar rights are hereby deleted in their entirety and shall be of no further force or effect. The foregoing shall not be deemed to limit or impact in any way the new options set forth expressly in Sections 8 and 9 of this Amendment.

8.Renewal Option. Tenant shall have the option to renew the Lease and extend the Lease Term pursuant to and in accordance with Exhibit B attached hereto.

9.Right of First Refusal. Tenant shall have a right of first refusal pursuant to and in accordance with Exhibit C attached hereto.

10.Limitation of Liability. In addition to any other limitations of Landlord’s liability as contained in the Lease, as amended to date, the liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of the Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building and Property (inclusive of rents, proceeds and awards), and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

11.Notices. All notices and other communications given pursuant to the Lease shall be in writing and shall be (a) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (b) hand delivered to the intended addressee, or (c) sent by nationally recognized overnight courier. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States mail; all other notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by the Lease, as amended hereby, by electronic means; nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications. The addresses for notice set forth below shall supersede and replace any addresses for notice set forth in the Lease.

Landlord:	c/o CBRE | Property Management 3 Burlington Woods Drive Burlington, MA 01803 Attention: Property Manager
with a copy to	c/o DRA Advisors LLC 575 Fifth Avenue (38th Floor) New York, NY 10017 Attn: Asset Management

Tenant:	Aspen Aerogels, Inc. 30 Forbes Road, Bldg. B Northborough, MA 01532 Attn: Office of General Counsel

12.Brokerage. Landlord and Tenant each warrant to the other that is has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than CBRE, representing Landlord, and Beacon St Realty Advisors, representing Tenant, whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

13.Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Lease Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

14.Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

15.WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THE LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

16.Recordation of Lease. Tenant shall not record the Lease or any memorandum of the Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of the Lease. Tenant grants to

Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

17.Headings. The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall not be implied to act to limit or expand the construction and intent of the contents of the respective paragraph.

18.Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Premises are located.

19.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document. This Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. For these purposes, “electronic signature” shall mean electronically scanned and transmitted versions (e.g., via pdf file) of an original signature, signatures electronically inserted and verified by software such as Adobe Sign, or faxed versions of an original signature.

20.Submission of Amendment Not Offer. The submission by Landlord to Tenant of this Amendment for Tenant’s consideration shall have no binding force or effect, and shall not confer any rights upon Tenant or impose any obligations upon Landlord irrespective of any reliance thereon by Tenant, change of position, partial performance, or any correspondence among either party or its authorized representatives. This Amendment is effective and binding on Landlord only upon the execution and delivery of this Amendment by Landlord and Tenant.

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This Amendment is executed on the respective dates set forth below, but for reference and effectiveness purposes this Amendment shall be dated as of the Effective Date. If the execution date is left blank, this Amendment shall be deemed executed as of the Effective Date.

LANDLORD:	G&I IX Forbes Whitney LLC, a Delaware limited liability company By: /s/Valla Brown Name: Valla Brown Title: Vice President Execution Date: Effective Date
TENANT:	Aspen Aerogels, Inc., a Delaware corporation By: /s/John F. Fairbanks Name: John F. Fairbanks Title: VP, CFO & Treasurer Execution Date: December 22, 2021

Exhibit A – Work Letter

1.Acceptance of Premises. Except for Landlord’s obligation to perform the Landlord Work and to disburse the Construction Allowance as set forth in this Exhibit A, Tenant accepts the Premises in their “AS-IS” condition on the Effective Date.

2.Plans and Specifications. Landlord and Tenant agree and confirm that the construction drawings prepared by Olson Lewis + Architects dated July 30, 2021, incorporated by reference for all purposes herein (the “Working Drawings”), constitute the final, mutually approved permit set of drawings accurately depicting the work to be performed in the Premises. Notwithstanding the content of the Working Drawings, one component of the Work (as hereinafter defined) shall include the replacement of the HVAC unit currently serving the Premises known as RTU9 (such replacement work being considered part of the “Work” but referred to herein specifically as the “HVAC Work”).

3.Contractors; Performance of Work. The Work shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform strictly with the Working Drawings.

4.Construction Contracts. Tenant entered into a construction contract with PIDC Construction, LLC (“PIDC”) for the work contemplated under this Exhibit, and Landlord hereby grants its consent for PIDC as the general contractor for the Work. Tenant shall provide a copy of its contract with PIDC to Landlord together with certificate of insurance evidencing PIDC’s maintenance of a general commercial liability insurance of not less than a combined single limit of $5,000,000, naming Landlord, Landlord's property management company, Landlord's asset management company, Landlord's Mortgagee, Tenant, and each of their respective Affiliates as additional insureds.

5.Change Orders. Tenant may initiate changes in the Work. Any such change that would either (i) result in a change in the estimated Total Construction Costs of $25,000.00 or more, or (ii) would adversely affect (in the reasonable discretion of Landlord) (1) the Building's structure or the Building's systems (including the Building's restrooms or mechanical rooms), (2) the exterior appearance of the Building, or (3) the appearance of the Building's common areas or elevator lobby areas, shall require Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural "as-built" plan of the Work as constructed, which plan shall be incorporated into this Exhibit by this reference for all purposes. If Tenant requests any changes to the Work described in the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

6.Excess Costs. The entire cost of performing the Work (including design of and space planning for the Work and preparation of the Working Drawings and the final "as-built" plan of the Work, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Law, all of which costs are herein collectively called the "Total Construction Costs") in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. For the avoidance of doubt, Landlord shall not charge any construction supervision or management fee.

7.Walk-Through; Punchlist. When Tenant considers the Work in the Premises to be complete, Tenant will notify Landlord and, at a mutually agreeable time, Landlord's representative and Tenant's representative shall conduct a walk-through of the Premises for quality control and to ensure compliance with the Working Drawings and this Exhibit, including, if necessary, identifying any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work.

8.Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $475,000.00 (the "Construction Allowance") to be applied toward the Total Construction Costs.

$100,000.00 out of the Construction Allowance shall be specifically earmarked to be applied toward the costs of the HVAC Work; in the event the HVAC Work costs less than $100,000.00, the balance shall be utilized by Tenant towards the Total Construction Costs. No advance of the Construction Allowance shall be made until Tenant has paid to the contractor performing the Work (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected Total Construction Costs exceed the Construction Allowance (e.g., if Tenant’s contract with PIDC calls for a total cost of $500,000.00, Tenant must pay to PIDC at least $25,000.00 prior to making requests for disbursements from the Construction Allowance). Landlord shall pay to Tenant the Construction Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items:  (a) a request for payment, (b) final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form, and (c) the Architect's certification that the Work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord (collectively, a "Completed Application for Payment"). Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within 30 days following Tenant's submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord's payment of such request shall be deferred until 30 days following Landlord's receipt of the Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (A) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (B) there is an unbonded lien outstanding against the Building or the Premises or Tenant's interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (C) the conditions to the advance of the Construction Allowance are not satisfied, or (D) an Event of Default by Tenant exists  The Construction Allowance must be used (that is, the Work must be fully complete and the Construction Allowance disbursed) within eighteen (18) months following the Effective Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.

Notwithstanding anything in this Exhibit to the contrary, in the event the Total Construction Costs exceed the Construction Allowance, subject to the limitations with respect to the costs of the HVAC Work set forth above, Landlord shall make available to Tenant, at Tenant’s sole election, additional funds not to exceed $1,500,000.00 (“Additional Allowance”) to be applied toward the Total Construction Costs in the same manner and subject to the same procedures as set forth above. In the event that Tenant elects to utilize any Additional Allowance, any such amount so utilized shall be amortized over the extended Lease Term at eight percent (8%) annual interest, and Tenant shall pay to Landlord the amortized amount (including interest) in equal monthly amounts together with its rental payments under the Lease as amended by this Amendment.

9.No “Owner-contractor” Relationship. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships) and that Tenant is not authorized to act as Landlord’s common law agent or construction agent in connection with any work performed in the Premises. Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Lease Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Property or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) in any way arising from or relating to the failure by Tenant to pay for any work performed, materials furnished, or obligations incurred by or at the request of Tenant. This indemnity provision shall survive termination or expiration of the Lease.

10.No Restoration. Notwithstanding anything in the Lease to the contrary, Tenant shall have no obligation to remove or restore any of the Work actually approved and funded by Landlord under this Exhibit.  Nothing in this Section 8 shall be deemed as a waiver of or limitation on Landlord’s right to require Tenant to restore other areas of the Premises and other, prior Tenant-made alterations, specifically including but without limitation the older, existing lab areas in the Premises, as permitted pursuant to the terms and conditions of the Lease.

11.Construction Representatives. Landlord's and Tenant's representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord's Representative:	c/o ______________________________ _________________________________ _________________________________ Telephone: _____-_____-__________ Email:
Tenant's Representative:	c/o ______________________________ _________________________________ _________________________________ Telephone: _____-_____-__________ Email:

Exhibit B – Renewal Option

Provided no Event of Default exists and Tenant is occupying the entire Premises at the time of such election, Tenant may renew the Lease for one (1) additional period of five (5) years, by delivering written notice of the exercise thereof to Landlord not earlier than twelve (12) months nor later than nine (9) months before the expiration of the Lease Term. The Base Rent payable for each month during such extended Lease Term shall be the greater of (a) the prevailing rental rate (the "Prevailing Rental Rate"), at the commencement of such extended Lease Term, for renewals of space in the Building of equivalent quality, size, utility and location, with all improvements, alterations and betterments to the Premises  made by or on behalf of Tenant following the Effective Date (including all components of the Work as defined in the Work Letter), the length of the extended Lease Term, the “AS IS” nature of the renewal, and the credit standing of Tenant to be taken into account, and (b) the then current Base Rent rate. Within thirty (30) days after receipt of Tenant's notice to renew, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered. Tenant shall, within ten (10) business days after receipt of Landlord's notice, notify Landlord in writing whether Tenant accepts or rejects Landlord's determination of the Prevailing Rental Rate. If Tenant timely notifies Landlord that Tenant accepts Landlord's determination of the Prevailing Rental Rate, then, on or before the commencement date of the extended Lease Term, Landlord and Tenant shall execute an amendment to the Lease extending the Lease Term on the same terms provided in the Lease, except as follows:

(a)	Base Rent shall be adjusted to the Prevailing Rental Rate (in the event the Prevailing Rental Rate is greater than the then current Base Rent rate);

(b)Tenant shall have no further renewal option unless expressly granted by Landlord in writing; and

(c)

Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except to the extent expressly agreed otherwise.

If Tenant rejects Landlord's determination of the Prevailing Rental Rate and timely notifies Landlord thereof, Tenant may, in its notice to Landlord, require that the determination of the Prevailing Rental Rate be made by brokers (and if Tenant makes such election, Tenant shall be deemed to have irrevocably renewed the Lease Term, subject only to the determination of the Prevailing Rental Rate as provided below). In such event, within ten (10) days thereafter, each party shall select a qualified commercial real estate broker with at least ten (10) years’ experience in leasing property and buildings in the city or submarket in which the Premises are located. The two brokers shall give their opinion of prevailing rental rates within twenty (20) days after their retention. In no event, however, shall the Base Rent in the renewal term be less than the then current Base Rent rate per rentable square foot in effect hereunder. In the event the opinions of the two brokers differ and, after good faith efforts over the succeeding twenty (20)-day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third broker with the qualifications specified above. This third broker shall immediately (within five (5) business days) choose either the determination of Landlord’s broker or Tenant’s broker and such choice of this third broker shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate broker. Following the determination of the Prevailing Rental Rate by the brokers, the parties shall equally share the costs of any third broker. The parties shall promptly execute an amendment as set forth above. If Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord's determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant's shall be deemed to have rejected Landlord’s determination.

Tenant's rights under this Exhibit shall terminate if (1) the Lease or Tenant's right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in the Lease or sublets any portion of the Premises (other than a permitted transfer to an Affiliate as set forth in the Original Lease), or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof.

Exhibit C – Right of First Refusal

Subject to then-existing renewal or expansion options or other preferential rights of other tenants, and provided no Event of Default exists and Tenant is leasing and occupying the entire Premises at the time of such election, Tenant shall have a one-time right of first refusal (the “Right of First Refusal”) to lease available space in the Building (“First Refusal Space”), in accordance with and subject to each of the following terms and conditions:

(a)Procedure for Offer.   During the Term, should Landlord receive an offer (an “Offer”) with respect to all or any portion of the First Refusal Space (provided said portion is available for lease and in a leasable configuration) from a bona fide third party prospect (the “Prospect”) which Landlord is willing to accept, Landlord shall notify Tenant (a “First Refusal Notice”).  Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space on the terms and conditions of the Offer. As used in this Exhibit only, the term “available for lease” means that the First Refusal Space is neither: (i) subject to any rights of third parties existing as of the Effective Date, including, without limitation, previously granted rights of first notice, first refusal, expansion rights, extension rights, options to lease, or other previously granted rights, nor (ii) subject to renewal by occupants in the Building as of the Effective Date, regardless whether their leases contains an option to renew and regardless of whether any such option was actually exercised.

(b)Procedure for Acceptance.  If Tenant wishes to exercise Tenant’s Right of First Refusal with respect to the space described in a First Refusal Notice, then within five (5) business days of delivery of such First Refusal Notice to Tenant, Tenant shall deliver notice to Landlord (a “First Refusal Acceptance Notice”) of Tenant’s exercise of the Right of First Refusal with respect to the First Refusal Space on the terms contained therein. If Tenant does not deliver a First Refusal Acceptance Notice within the five (5) business-day period, then Landlord shall be free to lease the space described in such First Refusal Notice to any third party. If the space described in the Offer includes space in addition to the First Refusal Space, Tenant shall exercise its Right of First Refusal with respect to the entire space set forth in the Offer or not at all.

(c)Other Terms of Lease Apply.  Except for the specific terms applicable to the First Refusal Space, all other terms and conditions of the Lease shall apply to the First Refusal Space.

  (d)Amendment to Lease.  Promptly after Tenant’s exercise of the Right of First Refusal, Landlord and Tenant shall enter into an amendment to the Lease to reflect the addition of the applicable First Refusal Space subject to the same basic terms of the Lease.

(e)Personal.  The Right of First Refusal as set forth in this Exhibit is personal to the original Tenant named herein and such option may only be exercised by such original Tenant (and not any assignee, sublessee or transferee of Tenant’s interest in this Lease).